EXHIBIT 10.1

                                                                 EXECUTION COPY


                                TOLLING AGREEMENT

                                     Between

                              POWER RESOURCES, LTD.
                           a Texas limited partnership

                                       and

                ONEOK ENERGY MARKETING AND TRADING COMPANY, L.P.
                           a Texas limited partnership






                                 AUGUST 5, 2003

                                TABLE OF CONTENTS                         Page
1.      DEFINITIONS AND INTERPRETATION.......................................1
   1.1    CERTAIN DEFINED TERMS..............................................1
          ---------------------
   1.2    INTERPRETATION.....................................................8
   ---    --------------
   1.3    RULES OF CONDUCT...................................................9
   ---    ----------------
2.      TERM.................................................................9
   2.1    TERM...............................................................9
   ---    ----
3       FUEL SUPPLY..........................................................9
   3.1    BUYER FUEL SUPPLY REQUIREMENT......................................9
          -----------------------------
4.      DELIVERY OF ENERGY, CAPACITYAND ANCILLARY SERVICES..................11
   4.1    OBLIGATION TO SELL AND PURCHASE...................................11
          -------------------------------
   4.2    SCHEDULING........................................................11
          ----------
   4.3    DELIVERY POINT....................................................12
          --------------
   4.4    ENERGY IMBALANCE..................................................13
          ----------------
   4.5    MEASUREMENT.......................................................13
          -----------
   4.6    TITLE, RISK OF LOSS, INDEMNITY AND FINES..........................14
          ----------------------------------------
5.      PAYMENTS............................................................15
   5.1    CAPACITY, BUYER VARIABLE O&M COSTS AND BUYER STARTUP COST PAYMENTS15
          ------------------------------------------------------------------
   5.2    AVAILABILITY REQUIREMENTS.........................................16
          -------------------------
6.      REPRESENTATIONS AND  WARRANTIES.....................................17
   6.1    REPRESENTATIONS AND WARRANTIES....................................17
          ------------------------------
   6.2    NO OTHER REPRESENTATIONS AND WARRANTIES...........................18
          ---------------------------------------
7.      COVENANTS...........................................................18
   7.1    REMAKING OF REPRESENTATIONS AND WARRANTIES........................18
          ------------------------------------------
   7.2    PARTIES' OBLIGATIONS..............................................18
          --------------------
   7.3    PROFESSIONAL OPERATIONS...........................................18
          -----------------------
   7.4    CONFIDENTIALITY...................................................18
          ---------------
   7.5    PLANNED OUTAGES...................................................18
          ---------------
   7.6    PLANT MODIFICATIONS...............................................19
          -------------------
8.      EVENTS OF DEFAULT AND REMEDIES......................................19
   8.1    EVENT OF DEFAULT..................................................19
          ----------------
   8.2    REMEDIES UPON AN EVENT OF DEFAULT.................................20
          ---------------------------------
   8.3    ACKNOWLEDGMENT OF THE PARTIES.....................................21
          -----------------------------
   8.4    OTHER EVENTS......................................................21
          ------------
9.      BILLING AND PAYMENT.................................................21
   9.1    BILLING AND PAYMENT...............................................22
          -------------------
   9.2    AUDIT.............................................................22
          -----
10.     ASSIGNMENT; BINDING EFFECT..........................................22
   10.1   ASSIGNMENT........................................................22
          ----------
   10.2   BINDING EFFECT....................................................23
          --------------
11.     FORCE MAJEURE AND LIMITATION OF LIABILITY...........................23
   11.1   FORCE MAJEURE.....................................................23
          -------------
   11.2   LIMITATION OF REMEDIES, LIABILITY AND DAMAGES.....................23
          ---------------------------------------------
   11.3   DUTY TO MITIGATE..................................................24
          ----------------
12.     TAXES; STRANDED COSTS...............................................24
   12.1   GENERAL...........................................................24
          -------
   12.2   APPLICABLE TAXES AND CHANGE IN LAW................................24
          ----------------------------------
   12.3   STRANDED COSTS....................................................25
          --------------
13.     THERMAL ENERGY......................................................25
14.     INSURANCE...........................................................25
15.     MISCELLANEOUS.......................................................26
   15.1   NOTICES...........................................................26
          -------
   15.2   ENTIRETY..........................................................26
          --------

   15.3   GOVERNING LAW.....................................................26
          -------------
   15.4   NON-WAIVER........................................................26
          ----------
   15.5   SEVERABILITY......................................................26
          ------------
   15.6   HEADINGS; EXHIBITS................................................27
          ------------------
   15.7   NO THIRD PARTY BENEFICIARIES......................................27
          ----------------------------
   15.8   COUNTERPARTS......................................................27
          ------------
   15.9   FURTHER ASSURANCES................................................27
          ------------------
   15.10  RENEWAL...........................................................27
   16     DISPUTE RESOLUTION................................................27
   17     FORWARD CONTRACT..................................................28


                                    EXHIBITS
                                    --------

Exhibit A - Project Description
Exhibit B - Fuel Specifications
Exhibit C - Project Constraints
Exhibit D - Planned Outages
Exhibit E - Addresses
Exhibit F -  Anticipated Conversion Heat Rates
Exhibit G -  Interconnection Agreement

                                TOLLING AGREEMENT

         THIS TOLLING AGREEMENT ("Agreement") is entered into as of August 5, 2003 (the "Effective Date"), by and between POWER RESOURCES, LTD., a Texas limited partnership ("Seller") and ONEOK ENERGY MARKETING AND TRADING COMPANY, L.P., a Texas limited partnership ("Buyer"). Buyer and Seller may be individually referred to herein as a "Party" and, collectively, as the "Parties."

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell and make available to Buyer, all of the fuel conversion capability of the Project (as defined below), including electric generation capacity, thermal energy, and electric energy, including all ancillary products and services marketable in the ERCOT (as defined below) transmission area from the Project (as defined below), subject to the terms, exceptions and conditions of this Agreement; and

         WHEREAS, the Parties desire to enter into this Agreement to set forth their respective rights and obligations in connection with the sale of capacity and energy from Seller to Buyer.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      CERTAIN DEFINED TERMS.
         ----------------------

         In addition to terms defined in the recitals hereto, the following terms shall have the meanings set forth below.

         "Affiliate" means any Person that directly or indirectly Controls or is Controlled by or is under common Control with, the Person in question.

          "AGC" means the ability to adjust the output of a Unit or Units automatically to provide load following, load regulation and frequency bias service and other similar types of services.

         "Aggregate Energy" has the meaning set forth in Section 5.2(a).

         "Aggregate Energy Demand" means, with respect to any period of time during the Delivery Term, the total quantity of Energy Scheduled for delivery to Buyer from the Project during such period of time.

         "Ancillary Services" means those services that are necessary to support the transmission of capacity and Energy from resources to loads while maintaining reliable operation of the Connecting Utility's transmission system in accordance with Prudent Industry Practice. Such services typically include, but are not limited to, regulation reserve, spinning reserve, non-spinning reserve, voltage support, and black start generating capability.

         "Annual  Availability  Factor"  has the  meaning  set forth in  Section
5.2(a).

         "Anticipated Conversion Heat Rates" has the meaning set forth in Exhibit F.

         "Applicable Requirements" means any and all applicable laws, regulations, announcements, codes, directives, judgments, decrees, orders or interpretations of any Government Agency, and any valid waivers, exemptions, variances, permits, licenses, authorizations, orders, consents or conditions of or from, in any such case, any Government Agency.

         "Applicable Schedule" means, with respect to any time during the Delivery Term, the applicable quantities of Energy Scheduled in accordance with
Section 4.2 for each hour of a scheduling period as in effect at such time.

         "Business Day" means any Day other than a Day that is a Saturday, Sunday or legal holiday in the State of Texas.

         "Buyer Fuel Supply Requirement" or "Buyer's Fuel Supply Requirement" means, for any Day, the sum, without duplication, of (i) the Buyer Startup Fuel Quantity for each Startup (or portion thereof) that occurs during such Day and
(ii) each Buyer Operating Fuel Quantity for each hour of such Day.

         "Buyer Operating Fuel Quantity" means, with respect to any hour, the quantity of Fuel used for the operation of the Project for the generation of electric energy during such hour.

         "Buyer Startup Costs" means, with respect to Startups during each Contract Year, the greater of (i) $3,643 per turbine per Startup, (ii) $939,986 or (iii) $140 per turbine per hour of operation for such Contract Year.

         "Buyer Startup Fuel Quantity" means, with respect to any Startup, the quantity of Fuel actually required by the Project for such Startup.

         "Buyer Variable O&M Costs" means, with respect to any Month the product of $0.50 multiplied by the quantity of Energy (in MWh) delivered by Seller to Buyer for such Month.

         "Calendar Year" means a calendar year.

         "Capacity Payment" means, for any Month, the product of the Contract Capacity (expressed in kW) and the Fixed Capacity Rate, as such amount may be adjusted in accordance with Section 5.1.

         "Change-in-Law" means, after the Effective Date, the adoption, imposition, promulgation or modification by a Government Agency of any Applicable Requirement, or the issuance of an order, judgment, award or decree of a Government Agency having the effect of the foregoing.

         "Change-in-Law Taxes" means any Taxes (including without limitation taxes or other assessments on gross receipts, gross revenues or comparable measures thereof) arising from a Change-in-Law other than any Taxes of the nature of income taxes, real property taxes, personal property taxes, local, county and Tribal taxes, and special district assessments (such as taxes and assessments for the construction and/or improvement of local schools, roads and sanitation systems) not related to the business of Seller; provided that a Change-in-Law Tax must result in either a net increase or a net decrease in the affected Party's Tax due by such Party and shall not include changes in Federal or state Tax laws that have the effect of substituting a new Tax for an existing Tax (e.g., eliminating property taxes in favor of tax on energy or gas).

         "Claims" means all claims or actions filed by a Person other than a Party, and whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorney's fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are filed prior to or after the termination of this Agreement.

         "Common Facilities" means the equipment of the Project (other than the Units) necessary for the generation and transmission of Energy from the Units including, but not limited to, any such necessary control room, machine shops, warehouse, parking, domestic water supply and waste disposal, switch yards, electrical bus bars, Interconnection Facilities, and Fuel interconnection facilities.

          "Connecting Utility" means either or both, as the context so requires, of Oncor and its Affiliates and successors and ERCOT or its successors.

         "Contract Capacity" means, for each Month 212,000 kW; however, the Parties agree that the Project Capacity may exceed the Contract Capacity and Buyer shall have the right to dispatch the Project up to its Project Capacity for periods of time reasonably acceptable to Seller, and provided further that subject to the limitations otherwise provided herein, Buyer shall have full dispatch rights as to the Contract Capacity.

         "Contract Quantity" means, with respect to any Month, all of the Energy (in MWh), that Seller sells and delivers, or causes to be delivered, to Buyer pursuant to this Agreement during such Month.

         "Contract Term" means the term of this Agreement beginning on the Effective Date of the Agreement and ending on the Termination Date.

         "Contract Year" means a twelve-month period commencing at hour ending 0100 CPT on October 1 and ending at hour ending 2400 CPT on the following September 30.

         "Control" means the possession, directly or indirectly, through one or more intermediaries, of either of the following: (a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, 50% or more of the beneficial interest therein; or (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or (b) in the case of any entity, the power or authority, through the ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.

         "CPT" means the prevailing time in any hour of any given Day in Howard County, Texas.

         "Cumulative Undelivered Energy" has the meaning set forth in Section 5.2(a).

         "Day" means a calendar day.

         "Delivery   Point"   means   (i)  the   point  of   direct   electrical
interconnection of the Project with the transmission system of Oncor, or (ii) any other point mutually agreed upon by Buyer and Seller in writing.

         "Delivery Term" means the period commencing at the hour ending 0100 CPT on October 1, 2003 through and including the hour ending 2400 CPT on the Termination Date.

         "Energy" means the electric energy to be delivered by Seller to Buyer pursuant to this Agreement, and includes, without limitation any energy related Ancillary Services.

         "Energy Imbalance" has the meaning set forth in Section 4.4.

         "Energy Imbalance Charges" means the charges assessed by ERCOT as a result of deviations between energy scheduled and energy delivered or received or between energy delivered and energy received (however named, including, without limitation, "energy imbalances," "oversupply imbalances," or "undersupply imbalances").

         "ERCOT" means the Electric Reliability Council of Texas, Inc. or its successors.

         "ERCOT Independent System Operator" means the entity carrying on the functions of the independent system operator for ERCOT or its successor in regulatory function as designated from time to time by the Texas Public Utility Commission.

         "ERCOT Operating Guides" means the operating guides for ERCOT as promulgated by the ERCOT Independent System Operator and approved by the Texas Public Utility Commission as the same may be amended from time to time.

         "ERCOT Protocols" means the operating protocols for electric reliability system of ERCOT as promulgated by the ERCOT Independent System Operator and approved by the Texas Public Utility Commission as the same may be amended from time to time.

         "Event of Default" has the meaning set forth in Section 8.1.

         "Expected Amount of Fuel" has the meaning set forth in Section 3.1(d).

         "Fixed Capacity Rate" means for each Month during the Delivery Term $1.75 per kW.

         "Force Majeure" means any cause beyond the reasonable control and without the fault or negligence of the Party relying on such cause to excuse its performance hereunder (such Party, the "Claiming Party"), whether of the kind enumerated below or otherwise, including without limitation the following: (i) any storm, flood, freeze, hurricane, windstorm, lightning, earthquake or other acts of God, fire, explosion, civil disturbance, strike, lockout, labor dispute, act of the public enemy, action of a court, regulatory or other governmental authority (as long as the Claiming Party has not sought, supported, applied for, or assisted in the application for, such regulatory or governmental action), failure to obtain or maintain a governmental permit, license or approval (as long as the applying person has used commercially reasonable efforts to apply for, obtain and maintain such permit, license or approval), or (ii) any unavailability or interruption in the supply of Fuel or breakdown of pipelines, facilities and/or equipment other than as a result of improper maintenance or the negligence of the Claiming Party; provided, however, that no obligation to make payments for energy delivered or other services rendered shall be excused by the occurrence of an event of Force Majeure; and provided, further, that the following acts, events or causes shall not constitute an event of Force Majeure:
(a) the loss of Buyer's resale markets; (b) Buyer's inability economically to use or resell energy or capacity purchased hereunder; and (c) any lack of profitability to Seller of the Project. Any Force Majeure event (other than labor disputes, strikes, or lockouts) shall be remedied so far as possible with reasonable dispatch.

         "Fuel" means the natural gas or Jet A fuel used in the operation of the Project for the purpose of generating electric energy or Startup and excludes any natural gas used by the Project for the production of thermal energy or extraction steam.

         "Fuel Delivery Point(s)" means the Project's receipt points for transportation of Fuel supplied by Buyer.

         "Government Agency" means any federal, state, local, territorial, tribal or municipal government and any department, commission, board, bureau, agency, instrumentality, judicial or administrative body thereof having jurisdiction over the Project, Buyer or Seller, as the case may be, and includes without limitation, the ERCOT Independent System Operator.

         "Heat Rate" has the meaning set forth in Section 3.1(d).

         "Hourly Energy" has the meaning set forth in Section 5.2(a).

         "Hourly  Undelivered  Energy"  has the  meaning  set  forth in  Section
5.2(a).

         "Interconnection Facilities" means the interconnection facilities that connect the Units with the Connecting Utility, as more fully described in the Oncor Generation Interconnection Agreement.

         "Interconnection Point" means the physical points at which the Units are connected with the Connecting Utility, as more fully described in the Oncor Generation Interconnection Agreement, or such other point as the Parties may agree.

          "kW" means kilowatt.

         "kWh" means kilowatt-hour.

         "Late Payment Rate" means a per annum rate of interest equal to the Prime Rate plus three percent (3%); provided, the Late Payment Rate shall never exceed the maximum lawful rate permitted by applicable law.

         "Meter" means the "ERCOT Polled Settlement Meter" as such term is defined by, and construed in accordance with the ERCOT Operating Guides and the ERCOT Protocols.

         "Month" or "Monthly" means a calendar month or a calendar month period.

         "MMBtu" means one million British thermal units.

         "MW" means a megawatt. One MW is equal to 1,000 kW.

         "MWh" means a megawatt-hour. One MWh is equal to 1,000 kWh.

         "NERC" means the North American Electric Reliability Council or its successors.

         "Net Margin" has the meaning set forth in Article 13.

         "Oncor" means Oncor Electric Delivery Company and its affiliates and successors.

         "Oncor Generation Interconnection Agreement" means an agreement to be entered into between Seller and Oncor providing for the interconnection of the Project to the Oncor transmission system, as amended from time to time, and any replacement agreement, a copy of which, as it exists on the Effective Date, is attached hereto as Exhibit G.

          "Person"  means  an  individual,  partnership,   corporation,  limited
liability  company,  association,   trust,  unincorporated  organization,  or  a
government authority or agency or political subdivision thereof.

         "Planned Outage" means any outage of the Project due to inspection, testing, maintenance, repair or overhaul, as described in Section 5.2(b) and scheduled by Seller in accordance with the requirements of Exhibit D.

         "Prime Rate" means the prime lending rate as may from time to time be published in the Wall Street Journal or any successor publication under "Money Rates" or a successor heading, provided that if more than one prime rate is published under such heading, the Prime Rate shall be the average of such rates so published. If the Wall Street Journal ceases to be published or if publication is suspended, the Parties shall agree on a successor or publication that reports comparable prime lending rates.

         "Project" means the gas-fired combined cycle electrical generation facility located in Howard County, Texas, which is further described in Exhibit A.

         "Project Capacity" means the capacity actually available from the Project to supply Energy, which may be greater or less than the Contract Capacity, as measured at the Delivery Point, and which is otherwise determined in accordance with the ERCOT Protocols.

         "Project Constraints" has the meaning set forth on Exhibit C.

         "Prudent Industry Practice" means any of the practices, methods, techniques, standards and acts required or approved from time to time by a significant portion of the electric power industry in the geographic region covered by ERCOT, or any of the practices, methods, techniques, standards, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with the Applicable Requirements, good business practices, reliability, safety, environmental protection, and expedition. "Prudent Industry Practice" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be practices, methods or acts generally accepted from time to time in the geographic region covered by ERCOT.

         "Representatives" of a Person shall mean any Affiliates of such Person and directors, officers, employees, agents or Controlling Persons of such Person or its Affiliates.

         "Schedule" or "Scheduled" means the acts of Buyer and Seller pursuant to Section 4.2 setting forth a written schedule requesting and accepting the delivery of Energy by Seller to Buyer during the Delivery Term.

         "Scheduled Energy" means the Energy requested by Buyer and dispatched by Seller pursuant to the requirements of Section 4.

         "Scheduling Fees" means fees assessed by any Person to schedule the delivery of the Energy.

         "Startup" or "Start-Up" means a firing of either or both of the Units and the emergency generators used in starting the gas turbines. The period of a Startup of a Unit begins at the commencement of such firing and ends when the Unit obtains the desired Aggregate Energy Demand. Startups shall be limited to one per combustion turbine per day unless otherwise mutually agreed to by the Parties.

         "Stranded Costs" means any charges or costs that are assessed or levied by any Government Agency in order to recoup the expenses and liabilities associated with stranded investments including without limitation any stranded costs assessed or levied pursuant to 18 C.F.R. ss.35.26.

         "Taxes" means, with respect to any Person, all taxes, withholdings, assessments, impositions, duties, governmental fees, governmental charges or levies imposed directly or indirectly by any Government Agency on such Person or its income, profits or property or measured by the volume or amount of consumption of fuel, the production of energy or the provision of electric generation capacity, or gross revenue, gross receipts or comparable measure thereof, and whether characterized as an ad valorem, sales, gross receipts, BTU, carbon, energy production or other similar taxes.

         "Termination   Date"  means  December  31,  2005,  unless  extended  in
accordance with Section 15.10 or such earlier date as this Agreement may be terminated as provided for in this Agreement.

         "Termination Payment" has the meaning set forth in Section 8.2.

         "Total   Transmission   Services"  means  all  transmission   services,
ancillary services, control area services and such other services associated with the transmission of electric energy from one location to another.

         "Transmission Costs" means all costs associated with line losses, congestion charges, inadvertent energy flows, ERCOT charges, charges assessed by the applicable Connecting Utility and other applicable system costs or charges associated with the transmission of electric energy from one location to another.

         "Unit or Units" means one or more of the gas turbine generation units comprising the Project as more specifically described in Exhibit A.

         "Unplanned Outage" means (i) an unplanned component failure or other condition that requires the Project, or part thereof, to be removed from service immediately or that can be deferred but requires the Project, or part thereof, to be removed from service before the next Planned Outage (or that prevents a Start-Up), (ii) an unplanned deration of the Project that requires an immediate reduction of capacity or that can be deferred but requires a reduction of capacity prior to the next Planned Outage or (iii) any other unplanned interruption or reduction in generation from the Project for any reason.

1.2      INTERPRETATION.   In this Agreement:
         ---------------

         (a) the table of contents, headings, and Article and Section numbering are for convenience only and shall be ignored in construing this Agreement;

         (b) the singular includes the plural and vice versa;

         (c) references to Articles, Sections, Recitals and Exhibits are, unless the context otherwise requires, references to Articles and Sections of, and Recitals and Exhibits to, this Agreement;

         (d) the Exhibits to this Agreement form a part of this Agreement;

         (e) the words "hereof," "herein," "hereinafter," "hereunder," "hereby," "hereto," and similar words refer to this entire Agreement and not to any particular Article, Section, Recital or Exhibit;

         (f) if any payment hereunder is required to be made on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, provided that if such next succeeding Business Day is not in the same Month as the date required for payment, such payment shall be made on the immediately preceding Business Day; and

         (g) any reference to a time shall be a reference to CPT unless otherwise specified.

1.3      RULES OF CONDUCT.  In this Agreement:
         ----------------

         (a) unless otherwise provided herein, whenever a consent or approval is required by one Party from the other Party, such consent or approval shall not be unreasonably withheld or delayed; and

         (b) in carrying out their obligations and duties under this Agreement, each Party shall have an implied obligation of good faith.

2.       TERM

2.1      TERM.
         ----

         (a) Subject to Article 8 and Article 15.10 hereof, this Agreement shall be effective for the Contract Term.

         (b) On the Termination Date, the Parties will no longer be bound by this Agreement, except (i) to the extent necessary to enforce any rights or obligations of the Parties arising under this Agreement before the Termination Date, (ii) indemnification obligations, which will survive the termination of this Agreement and will continue for two (2) years following the Termination Date, and (iii) rights and obligations arising under Section 9.2, which will survive the termination of this Agreement for a period of two (2) years for the purpose of statements and payment objections.

3.       FUEL SUPPLY

3.1      BUYER FUEL SUPPLY REQUIREMENT.
         ------------------------------

         (a) Throughout the Delivery Term, Buyer shall, at no cost to Seller, deliver and make available, or cause to be delivered and made available to Seller, each Day on which Buyer desires to Schedule Energy, the Buyer Fuel Supply Requirement in accordance with the following terms:

             (i) Buyer shall   provide   Fuel  that  meets  the  quality
         specifications as set forth on Exhibit B; however, Buyer has the option of providing either natural gas or Jet A fuel.

             (ii) Buyer shall deliver the Fuel to the Project at the Fuel Delivery Point(s).

In connection with the procurement and delivery of Jet A fuel, Buyer shall provide notice to Seller of Buyer's desire to utilize Jet A fuel in connection with the tolling services provided hereunder. Buyer shall provide such notice not less than two (2) hours in advance of the hour on which Buyer desires to dispatch the Project utilizing Jet A fuel. Upon Buyer's election to utilize Jet A fuel, Seller shall procure and deliver such fuel to the Project on Buyer's behalf in amounts necessary to meet the Buyer's requirements for Scheduled Energy. Seller shall first notify the Buyer of the cost of procuring the Jet A fuel and Buyer shall promptly instruct Seller whether or not to proceed with such procurement. Buyer shall reimburse Seller for Seller's actual cost of procurement on a direct pass through basis. Buyer shall not be obligated to reimburse Seller for any amounts attributable to the Jet A fuel deliveries in excess of the actual costs incurred by Seller (including, but not limited to transportation, storage and any Taxes). Seller shall, upon the request of Buyer, provide Buyer with all supporting documentation as may be reasonably necessary for Buyer to verify Seller's actual cost of Jet A fuel.

         (b) Buyer shall be responsible for arranging for, and paying the cost of, any necessary transportation of Buyer's Fuel Supply Requirement to the Fuel Delivery Point(s) of the Project.

         (c) Each Party shall cooperate reasonably with the other Party to coordinate the supply and transportation of Fuel for the Project with the operation of the Project (i) by providing the other Party such information as the first Party shall reasonably request relating to the supply and transportation of the Fuel to the Project and the consumption of Fuel by the Project (in each case, on both an historical and estimated future basis) and
(ii) by maintaining personnel available at all times to address scheduling of Fuel supply and transportation and to timely provide the information contemplated by clause (i).

         (d) Throughout the Delivery Term, it is anticipated that when the Project is dispatched at certain Scheduling levels by Buyer, the Project will be capable of converting the Buyer Fuel Supply Requirements to Scheduled Energy at a conversion rate ("Heat Rate") within one hundred eight percent (108%) of the applicable Anticipated Conversion Heat Rates. Seller and Buyer agree that the Heat Rate will be tested not more than four (4) times during the Calendar Year at such times as may be mutually agreed upon by the Parties. Each such Heat Rate test shall be performed at one of the selected load points shown on Exhibit F after the Project has been operated in a steady state condition (output held constant) for a period of not less than thirty (30) minutes prior to the beginning of the test. The test shall be considered valid only if it is of a two
(2) hour duration at the steady state condition. The Project's natural gas metering devices and the Meter will be used for measuring the respective Fuel and Energy data. Seller shall be responsible for ensuring that such meters are appropriately calibrated. The test will be deemed successful if the Heat Rate measurement, as adjusted for actual temperatures, is up to and including one hundred eight percent (108%) of the Anticipated Conversion Heat Rate. If the Heat Rate measurement exceeds one hundred eight percent (108%) of the Anticipated

Conversion Heat Rate, then the Heat Rate shall be retested not later than forty-eight (48) hours from the time of the prior test using the same testing procedure. Should the second test confirm that the Heat Rate measurement exceeds one hundred eight percent (108%) of the Anticipated Conversion Heat Rate, then
(i) neither the first test nor the second test shall be included in the total of the four (4) Heat Rate tests to which Buyer is entitled under this Section 3.1(d) and (ii) Buyer will notify Seller that the Heat Rate exceeds one hundred eight percent (108%) of the Anticipated Conversion Heat Rate and Seller shall have sixty (60) Days during which Seller may take such action as it may deem necessary to cause the Project to achieve a Heat Rate that does not exceed one hundred eight percent (108%) of the Anticipated Conversion Heat Rate. Buyer shall continue to make Capacity Payments during such sixty (60) Day period. If Seller is unable to conduct a Heat Rate test that achieves a Heat Rate that does not exceed one hundred eight percent (108%) of the Anticipated Conversion Heat
Rate within such sixty (60) Day period, then Buyer may, as its sole and exclusive remedy, terminate this Agreement.

4.       DELIVERY OF ENERGY, CAPACITY AND ANCILLARY SERVICES

4.1      OBLIGATION TO SELL AND PURCHASE.
         --------------------------------

         (a) Subject to the terms and conditions of this Agreement, during the Delivery Term, Seller shall accept and receive Fuel delivered by Buyer to the Fuel Delivery Point and deliver a corresponding quantity of Scheduled Energy by converting Buyer's Fuel Supply Requirement into Energy.

         (b) Subject to the terms and conditions of this Agreement, during the Delivery Term, Seller shall sell and make available, and Buyer shall purchase, Buyer's Project Capacity.

         (c) Subject to the terms and conditions of this Agreement, Seller shall provide all rights to Ancillary Services to Buyer. Buyer shall be entitled to receive any Black Start Payments from ERCOT and Seller shall assign the right to receive such payments to Buyer.

4.2      SCHEDULING.
         -----------

         (a) Seller shall, by 5:00 a.m. CPT each Day, inform Buyer of (i) the estimated availability of the Project to supply Energy to Buyer during each hour of the remaining portion of such Day commencing three (3) hours after such deadline and (ii) for the Day immediately thereafter subject only to Planned Outages defined in Exhibit D. Seller shall advise Buyer as soon as possible of any changes in the estimated availability of the Project for such Days. These estimates shall not be binding upon Seller and Seller may subsequently revise its estimates. The foregoing estimates by Seller shall not be construed to permit Seller to estimate or limit the availability of the Project such that Buyer is restricted from Scheduling the Contract Capacity unless the Project
Capacity is physically unavailable due to Force Majeure, Planned Outage or Unplanned Outage, as the case may be.

         (b) No later than 3:00 p.m. CPT on each Business Day, Buyer shall deliver to Seller a written statement (which may be communicated by fax, e-mail or other electronic medium) setting forth the quantity of Energy that Buyer requests Seller to deliver during each hour of the immediately following Day at the Delivery Point. Scheduling shall otherwise be accomplished by Buyer in the manner contemplated by the ERCOT Independent System Operator, and accordingly, may be implemented from hour to hour by means of electronic real time scheduling.

Buyer's written statement may request the delivery of Energy from the Project during any or all hours of any Day, subject only to the Project Constraints.

         (c) Seller shall be obligated to accept a request for Energy that has been provided to Seller in accordance with the requirements of Section 4.2(b) except to the extent (i) such request does not comply with the Project Constraints or (ii) Seller declares that the Project is not available as a result of a Planned Outage, an Unplanned Outage or an event of Force Majeure. Seller shall promptly notify Buyer if Seller determines that it will not accept a Schedule submitted by Buyer for any of the foregoing reasons. Notwithstanding the foregoing, Seller shall not be obligated to Startup the Project if doing so is not within the Project Constraints.

         (d) Buyer may request changes to the Applicable Schedule in accordance with the Applicable Requirements of the ERCOT Independent System Operator as long as such changes are within the Project Constraints. Seller shall be obligated to accept a request for a change to the Applicable Schedule for Energy that has been provided to Seller in accordance with the requirements of Section 4.2(b).

         (e) Buyer shall pay all Scheduling Fees charged by any third parties, if any, associated with the scheduling of Energy for its benefit.

         (f) If requested by Seller, Buyer shall cooperate reasonably to attempt to establish additional scheduling and operating procedures for implementation of this Agreement.

         (g) From time to time during the Delivery Term, Buyer may designate a third party to act as Buyer's Qualified Scheduling Entity in accordance with the Applicable Requirements. Buyer may also wish to change the designated entity acting as Buyer's Qualified Scheduling Entity from time to time. Accordingly, upon request of Buyer, Seller shall make such arrangements in accordance with the Applicable Requirements at Buyer's cost as may be reasonably necessary to facilitate the re-designation of Buyer's Qualified Scheduling Entity.

4.3      DELIVERY POINT.
         ---------------

         (a) All deliveries and receipts of Energy shall be made at the Delivery Point.

         (b) Buyer shall arrange for, provide and be solely responsible for all Total Transmission Services and pay all Transmission Costs necessary to receive the Energy at, and deliver the Energy from and after, the Delivery Point. Buyer shall not be responsible for any transmission services, costs or related charges arising out of any energy purchased by Seller for utilization in the Project or that otherwise flows from the primary transmission grid to which the Project is interconnected.

         (c) Seller shall enter into, on or before the Delivery Term, a Generation Interconnection Agreement with Oncor, in a form that is substantially similar to that shown in Exhibit G. Seller shall maintain the Generation Interconnection Agreement in effect throughout the Delivery Term. If Seller has not executed a Generation Interconnection Agreement substantially in the form of Exhibit G prior to the commencement of the Delivery Term, then

Buyer shall have the unilateral right to terminate this Agreement. Upon such termination, neither Seller nor Buyer shall have any further rights, duties or obligations under this Agreement.

4.4      ENERGY IMBALANCE.
         -----------------

         If either Buyer or Seller becomes aware that actual hourly deliveries or receipts of Energy hereunder are greater or less than the hourly quantity of Scheduled Energy (any such discrepancy, an "Energy Imbalance"), the Party on notice shall immediately notify the other Party so that appropriate arrangements regarding the Energy Imbalance can be made with the ERCOT Independent System Operator. If actual deliveries of Energy are greater or less than the Scheduled Energy, the Parties shall work together to perform corrective action as soon as reasonably possible to eliminate (i) the then current Energy Imbalance and (ii) the cumulative Energy Imbalance. Seller shall pay all Energy Imbalance Charges resulting from Seller's failure to deliver Scheduled Energy for any hour in which Buyer has Scheduled Energy in accordance with Section 4. Seller shall not be responsible for any Energy Imbalance Charges due to a Force Majeure event. Buyer shall also pay all other Energy Imbalance Charges including Energy Imbalance Charges resulting from the failure of Buyer to provide Fuel as required hereunder, the failure by Buyer to schedule the transmission of Energy on the Connecting Utility in a manner that conforms to the Energy Scheduled hereunder, the failure of Buyer to receive Energy in a manner that conforms to the Energy Scheduled hereunder, the failure of any other Persons to take the Energy from Buyer in a manner that conforms to the Energy Scheduled by Buyer hereunder or the failure of Buyer or of any customer of Buyer to receive Energy from the Connecting Utility in a manner that conforms to the Energy Scheduled hereunder.

4.5      MEASUREMENT.
         ------------

         (a) All Energy delivered by Seller to Buyer from the Project shall be metered at, and by the Meter. For purposes of determining the Scheduled Energy delivered by Seller to Buyer hereunder, measurement of all Energy delivered by Seller from the Project shall be based on readings of the Meter. Scheduled Energy shall be deemed to be sold and delivered by Seller hereunder to Buyer if provided by Seller at the Delivery Point whether or not Buyer takes such Energy at the Delivery Point.

         (b) Seller shall request each Connecting Utility to maintain, calibrate, test and read the Meters in a manner consistent with the Oncor Generation Interconnection Agreement. Seller and Buyer may agree on other metering procedures consistent with the Oncor Generation Interconnection Agreement and ERCOT.

         (c) If for any reason the Meter is out of service as determined in accordance with the ERCOT Protocols, or out of repair so that the amount of Energy delivered cannot be ascertained or computed from readings thereof by the ERCOT Independent System Operator, the Energy delivered during the period of such outage shall be estimated by Seller upon the basis of the best data available and such estimate shall be binding on Buyer as if it were based on actual data from the Meter.

         (d) Buyer may, at its expense, construct, install, own and maintain communications equipment to allow real-time measurement of the Project's operating parameters and transmission of such information to Buyer's operation center(s).

         (e) Seller shall, at Seller's expense, have the Meter calibrated prior to the Effective Date and shall supply Buyer with confirmation of the results of such calibration. Thereafter, Seller shall perform or shall cause to be performed the inspection, testing, calibration and adjustment of all of Seller's metering devices at its own expense on an annual basis at a time mutually convenient to Buyer and Seller. Seller shall provide Buyer with reasonable advance notice of, and permit a representative of Buyer to witness and verify, such inspections, tests and adjustments. In addition to the foregoing, upon two
(2) weeks' prior written notice by Buyer, but not more than twice during any calendar year, Seller shall perform additional inspections or tests of the Meter and any of Seller's metering devices and Seller's back-up metering devices. Seller shall conduct any such requests in accordance with the ERCOT Protocols and the requirements of the ERCOT Independent System Operator. Seller and Buyer shall agree on a mutually convenient time for such inspections or tests, and Seller shall permit a qualified representative of Buyer to inspect or witness such testing of any of Seller's metering devices and Seller's back-up metering devices. The actual expense of any such requested additional inspection or testing shall be borne by Buyer unless, upon such inspection or testing, the Meter is found to register inaccurately in comparison to the applicable tolerances required by the ERCOT Independent System Operator, Oncor, or the manufacturer's recommendations, whichever is more conservative. If any of Seller's metering devices or Seller's back-up metering devices are found to be defective or inaccurate as described above, the Meter shall promptly be adjusted, repaired, replaced and/or re-calibrated at the sole expense of Seller.

         (f) If the Meter fails to register, or if the measurements made by the Meter are found upon testing to be inaccurate, an adjustment to previous billings shall be made correcting all measurements by the inaccurate or defective metering device for billing purposes, for both the amount of the inaccuracy and the period of the inaccuracy. If the period of inaccuracy cannot be determined, then any such adjustment shall be limited to the most recent previous billing, or shall otherwise be resolved in accordance with the directives of the ERCOT Independent System Operator. Any such adjustments shall be made in a manner consistent with the ERCOT Protocols and the requirements and recommendations of the ERCOT Independent System Operator.

4.6      TITLE, RISK OF LOSS, INDEMNITY AND FINES.
         ----------------------------------------

         (a) As between the Parties, Seller shall be deemed to be in exclusive control of the Energy prior to delivery to the Delivery Point and Buyer shall be deemed to be in exclusive control of the Energy at and after the Delivery Point. Each Party shall indemnify, defend and hold harmless (to the extent permitted by law) the other Party from any Claims arising from any destruction of property or personal injury caused by the Energy under its control. Seller warrants that the Scheduled Energy delivered by Seller shall be free and clear of all liens, claims and encumbrances arising prior to the Delivery Point. Title to and risk of loss related to the Scheduled Energy shall transfer from Seller to Buyer upon delivery of the Scheduled Energy at the Delivery Point.

         (b) Any fines,  penalties  or other costs  incurred by either  Party or such Party's agents, employees or subcontractors for non-compliance by such Party, its agents, employees or subcontractors with any Applicable Requirements shall not be reimbursed by the other Party but shall be the sole responsibility of such non-complying Party. If such fines, penalties or other costs are assessed against Buyer by any Government Agency or court of competent jurisdiction due to the non-compliance by Seller with any Applicable Requirements, Seller shall indemnify and hold harmless Buyer against any and all Claims suffered or incurred because of the failure of Seller to comply therewith. Seller shall also reimburse Buyer for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Buyer in connection with such Claims. If such fines, penalties or other costs are assessed against Seller by any Government Agency or court of competent jurisdiction due to the non-compliance by Buyer with any Applicable Requirements, Buyer shall indemnify and hold harmless Seller against any and all Claims suffered or incurred because of the failure of Buyer to comply therewith. Buyer shall also reimburse Seller for any and all legal or other expenses (including attorneys' fees) reasonably incurred by Seller in connection with such Claims.

5.       PAYMENTS

5.1      CAPACITY, BUYER VARIABLE O&M COSTS AND BUYER STARTUP COST PAYMENTS .
         -------------------------------------------------------------------

         (a) Buyer shall pay the Capacity Payment to Seller for each Month during the Delivery Term. The Capacity Payment shall be due monthly in arrears throughout the Delivery Term whether or not Buyer actually takes any Energy under this Agreement, except for the Capacity Payment due in any Month during which a Planned Outage occurs in which event, the Capacity Payment shall be reduced to reflect the actual Project Capacity available during such Month if such Project Capacity is less than the Contract Capacity. The Capacity Payment shall not be increased for periods in which the Project Capacity is greater than the Contract Capacity, and any previous reductions in the Capacity Payment as described above, may not be subsequently recovered due to an increase in the Project Capacity to amounts greater than the Contract Capacity.

         (b) Buyer shall pay the Buyer Variable O&M Costs to Seller for each Month during the Delivery Term. Payment for the Buyer Variable O&M Costs shall also be due monthly in arrears throughout the Delivery Term.

         (c) Buyer shall pay to Seller the Buyer Startup Costs over the course of each Calendar Year. For purposes of administering the payment of Buyer Startup Costs, Buyer shall pay to Seller for each Month during the Delivery Term an amount equal to $78,333 per Month. If at the end of a Calendar Year (or partial Calendar Year at the end of the Delivery Term) it is determined that Seller is owed more than the amount paid by Buyer for Buyer Startup Costs in comparison to the monthly payments described above, Buyer shall pay the actual Buyer Startup Costs within thirty (30) Days of the end of such Calendar Year. For purposes of determining such Calendar Year adjustment, the amounts paid by Buyer shall be compared to the greater of (i) $3,643 per turbine per Startup during the Calendar Year, (ii) $939,986 or (iii) $140 per turbine per hour of operation for such Calendar Year. In addition to the foregoing, Buyer shall reimburse Seller for the incremental TDSP Charges (as defined in Oncor's Tariff for Retail

Delivery Service dated September 1, 2002, as amended), and related energy associated with the dispatch of one of the Units where such Unit is dispatched in response to any instruction by Buyer to dispatch the Units simultaneously to the levels contemplated in Paragraph 3 of Exhibit C. The foregoing reimbursement shall not apply to any TDSP Charges or energy associated with the auxiliary power requirements of the Project. The expected energy demand that results from such a dispatch instruction is one (1) MW. The expected energy consumption that results from such a dispatch instruction is 250 kWh.

         (d) Buyer shall pay all pass through Jet A fuel costs to Seller on a monthly basis.

5.2      AVAILABILITY REQUIREMENTS.
         --------------------------

         (a) For each Contract Year during the Delivery Term, Seller shall maintain an Annual Availability Factor of at least ninety-six percent (96%) in accordance with this Section 5.2(a). The Annual Availability Factor shall be determined, for each Contract Year, by dividing (i) the difference between the Aggregate Energy less the Cumulative Undelivered Energy by (ii) the Aggregate Energy. The Annual Availability Factor shall be expressed as a percentage, which shall be deemed in no event to exceed one hundred percent (100%).

         WHERE;

         "Aggregate Energy" means, for any Contract Year, the sum of the Hourly Energy for each hour of such Contract Year.

         "Hourly Energy" means, for any hour, the product of the Contract Capacity for such hour multiplied by one (1) hour.

         "Hourly Undelivered Energy" means, for any hour, the sum, without duplication, of (i) the Energy in MWh Scheduled by Buyer in accordance with
Section 4.2 and not delivered by Seller during such hour and (ii) any Energy in MWh not Scheduled by Buyer to the extent Seller has declared such Energy to be unavailable during such hour in accordance with clause (ii) of the first sentence of Section 4.2(a). For the avoidance of doubt, any Energy not delivered by Seller because of a breach by Buyer of its obligations under this Agreement shall not be counted in determining the foregoing sum.

         "Cumulative Undelivered Energy" means, for any Contract Year, the sum of the Hourly Undelivered Energy for each hour of such Contract Year.

         Notwithstanding the foregoing, there shall be excluded for purposes of calculating the Annual Availability Factor, each hour in which Planned Outages occur (except to the extent described in Exhibit D) and each hour that satisfies both of the following requirements for which (i) events of Force Majeure ,except as limited in Section 5.2(c) or (ii) scheduled maintenance:

              (x) adversely affected the Project's production or delivery of Scheduled Energy during such hour; or

              (y) resulted in Seller declaring any Energy to be unavailable in accordance with clause (ii) of the first sentence of Section 4.2(a).

         At the end of the Contract Year, Seller shall pay to Buyer, as Buyer's sole and exclusive remedy for any failure of Seller to maintain an Annual Availability Factor of at least ninety six percent (96%) during such Contract Year, a rebate in an amount equal to the product of (i) one hundred (100) multiplied by the quantity (ninety-six percent (96%) less the Annual Availability Factor) and (ii) $100,000; provided, however, that Seller's maximum payment shall not exceed $400,000 for the term of the Contract Year. If the Annual Availability Factor exceeds ninety-six percent (96%), during any Contract Year, Buyer at the end of such Contract Year, shall pay to Seller a bonus in an amount equal to the product of (i) one hundred (100) multiplied by the quantity (the Annual Availability Factor less ninety-six percent (96%)) and (ii) $100,000. For calculation of the penalty/bonus provision, Hourly Energy will not exceed 212 MWs per hour. For any period less than a Contract Year, the penalty/bonus shall be prorated by multiplying $100,000 by a fraction the numerator of which is the number of Months during such period and the denominator is twelve (12).

         (b) Planned Outages for a Combustion Inspection, Hot Gas Path Inspections, Steam Turbine/Generator Maintenance and Major Maintenance Overhauls as referred to in Exhibit D will be excluded from Annual Availability Factor calculations.

         (c) Force Majeure events having a duration of twelve (12) hours or less and aggregating up to and including seventy-two (72) hours during a Contract Year shall be included in the Annual Availability Factor calculation and shall be considered the same as Unplanned Outage hours.

6.       REPRESENTATIONS AND WARRANTIES

6.1      REPRESENTATIONS AND WARRANTIES.
         -------------------------------

         As a material inducement to entering into this Agreement, each Party with respect to itself, hereby represents and warrants to the other Party as follows:

         (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and is qualified to conduct its business in those jurisdictions necessary to perform this Agreement;

         (b) the execution, delivery and performance of this Agreement are within its partnership, corporate or limited liability company powers and have been duly authorized by all necessary partnership, corporate or limited liability company action;

         (c) this Agreement constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor's rights generally, and the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity; and

         (d) there are no bankruptcy, insolvency, reorganization, receivership or other similar proceedings pending or being contemplated by it, or to its knowledge threatened against it.

6.2      NO OTHER REPRESENTATIONS AND WARRANTIES.
         ----------------------------------------

         Each Party acknowledges that it has not entered into this Agreement based upon any representations and warranties, express or implied, other than the express representations and warranties set forth in this Agreement.

7.       COVENANTS

7.1      REMAKING OF REPRESENTATIONS AND WARRANTIES.
         -------------------------------------------

         Each Party covenants that it will cause its respective representations and warranties in Section 6.1(a) through (c) to remain true and correct throughout the Contract Term.

7.2      PARTIES' OBLIGATIONS.
         ---------------------

         (a) Seller shall operate and maintain or cause the operation and maintenance of the Units and Common Facilities in accordance with Prudent Industry Practices and otherwise in accordance with this Agreement. Seller shall during the Delivery Term, acquire and maintain in effect all licenses, permits and governmental approvals as required at the Effective Date for the operation and dispatch of the Project at levels equal to the Contract Capacity.

         (b) Buyer shall be the exclusive purchaser of the Contract Capacity, Energy, and Ancillary Services from the Project during the Contract Term and, subject to the provisions of Sections 9.1 and 8.2, shall pay when due all amounts required to be paid under this Agreement..

7.3      PROFESSIONAL OPERATIONS.
         ------------------------

         Each Party shall employ, either directly or indirectly, professional personnel who are fully capable of performing the tasks of such Party on a 24-hour per Day, 7-Day per week basis.


7.4      CONFIDENTIALITY.
         ----------------

         The existence of this Agreement and all of the terms and conditions set forth in this Agreement shall be governed by the terms of that certain Confidentiality Agreement executed by the Parties dated June 30, 2003.

7.5      PLANNED OUTAGES.
         ----------------

         Seller shall schedule Planned Outages in accordance with Exhibit D. Planned Outages for a Combustion Inspection, Hot Gas Path Inspections, Steam Turbine/Generator Maintenance and Major Maintenance Overhauls will not be scheduled during the Months of June, July, August and September.

7.6      PLANT MODIFICATIONS.
         --------------------

         (a) Seller agrees that it will use commercially reasonable efforts to refurbish its Jet A fuel system at the Project prior to the first day of the Delivery Term. Buyer agrees to contribute up to $50,000 toward such refurbishment and shall reimburse Seller for such amount upon completion of the refurbishment. Seller shall, at its own expense, perform or cause to be performed periodic maintenance on such system during the Delivery Term.

         (b) Seller agrees to install an AGC system at the Project prior to the first day of the Delivery Term. Buyer agrees to contribute up to $250,000 toward the installation of the AGC and shall reimburse Seller for such amount upon completion of the installation. At the end of the Delivery Term, if Buyer and Seller do not agree to renew the Agreement, Seller shall refund to Buyer one-half of Buyer's contribution toward the cost of installation of the AGC.

8.       EVENTS OF DEFAULT AND REMEDIES

8.1      EVENT OF DEFAULT.  An "Event of Default" shall mean:
         ----------------

         (a) the failure of the defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied within five (5) Business Days after written notice of such failure is given to the defaulting Party by the other Party; or

         (b) any material representation or warranty made by the defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made; or

         (c) the material breach by the defaulting Party of any covenant set forth in this Agreement (other than any event that is otherwise specifically covered in this Section 8.1 as a separate Event of Default), and such failure is not cured within thirty (30) Days after written notice thereof to the defaulting Party or, if the breach or default is not of the type that can be reasonably cured within thirty (30) Days, within a reasonable period of time, so long as the defaulting Party has commenced to cure the breach or default within such thirty (30) Day period and thereafter diligently pursues such cure to completion within one hundred eighty (180) days; or

         (d) the defaulting Party shall:

             (i) make an assignment or any general arrangement for the benefit of creditors;

             (ii) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and in the case of such petition filed against it is not withdrawn or dismissed within sixty (60) Days after such filing;

             (iii)  otherwise   become   bankrupt  or  insolvent   (however
         evidenced); or

             (iv) be unable to pay its debts as they fall due.

8.2      REMEDIES UPON AN EVENT OF DEFAULT.
         ----------------------------------

                  (a) If an Event of Default occurs with respect to a defaulting Party at any time during the Contract Term, the non-defaulting Party may, for so long as the Event of Default is continuing, (i) deliver a written notice that establishes a date (which date, in the case of the Events of Default described in Section 8.1(a) through (c) shall be a date that is no earlier than thirty (30) Days after the non-defaulting Party delivers notice, and which, in the case of the Event of Default described in Section 8.1(d) may be immediate) on which this Agreement will be terminated, (ii) withhold any payment due in respect of this Agreement and (iii) pursue any other remedies available at law or in equity, except to the extent such remedies are expressly limited by this Agreement.

                  (b) In the event Seller, its partners, employees, agents, representatives or subcontractors knowingly, intentionally or willfully fail to deliver Energy to Buyer, which Energy should have otherwise been delivered to Buyer under the terms of this Agreement, or Buyer, its partners, employees, agents, representatives or subcontractors knowingly, intentionally or willfully fail to make any payments required under the terms of this Agreement, in each case when such failure is not due to Force Majeure, a Planned Outage or an Unplanned Outage, then the non-defaulting Party may elect to terminate the Agreement in accordance Section 8.2(a), in which case the defaulting Party shall pay to the non-defaulting Party, a Termination Payment. The "Termination Payment" payable by the defaulting Party to the non-defaulting Party shall equal: (1) the non-defaulting Party's Loss as calculated under paragraph (i) below and discounted to present value as set forth below; plus (2) the non-defaulting Party's Cost as calculated under paragraph (ii) below; minus (3) any set-offs to which the non-defaulting Party is entitled as set forth under paragraph
          (iii) below. The Parties intend that the non-defaulting Party's "Loss" shall be the economic loss (exclusive of Costs), if any, resulting from the termination ---- of the Agreement, determined in a commercially reasonable manner as calculated in accordance with this
          Section 8.2(b). The Loss, if any, suffered by the non-defaulting Party shall be determined by comparing the value of the remaining Contract Term (including all market based value components) to one hundred percent (100%) of the Contract Capacity under the Agreement had it not been terminated to the equivalent quantity and relevant market price for the remaining Contract Term either quoted by a bona fide third-party offer or which are reasonably expected to be available in the market under a replacement contract for the Agreement. To ascertain the market price of a replacement agreement (including all market based value components), the non-defaulting Party may consider, among other valuations, quotations from leading dealers in tolling and energy and commodity contracts, and other bona fide third party offers, all adjusted for the length of the remaining Contract Term and differences in transmission. It is expressly agreed that the non-defaulting Party shall not be required to enter into replacement transactions in order to determine the Termination Payment.

                    (i) The Loss calculated under paragraph (b) shall be discounted to present value using the net present value at a rate equal to the rate of interest paid on a one-year United States Treasury obligation as reported in the Wall Street Journal as of the time of termination (to take into account the period between the time notice of termination was effective and when such amount would have otherwise been due pursuant to this Agreement).

                    (ii) The non-defaulting  Party's "Costs" shall be calculated as the sum of the brokerage fees, commissions and other similar transaction costs and expenses reasonably incurred in terminating and replacing the Agreement, including, reasonable transmission and ancillary service costs associated with the Agreement, and reasonable attorneys' fees, if any, incurred in connection with the non-defaulting Party enforcing its rights with regard to the Agreement. The non-defaulting Party shall use reasonable efforts to mitigate or eliminate Costs.

                    (iii) The  non-defaulting  Party  shall  set-off  any or all other amounts owing between the Parties under this Agreement against the Termination Payment so that all such amounts are aggregated and/or netted to a single amount. The net amount due shall be paid within thirty (30) Days following the effective date of termination. If the Parties disagree regarding the calculation of the Termination Payment, then such dispute shall be resolved in accordance with Article 16.

                    (c) Notwithstanding any other provision of this Agreement, a
               Party's damages shall not include any Stranded Costs.

8.3      ACKNOWLEDGMENT OF THE PARTIES.
         ------------------------------

         (a) Each Party hereby stipulates that the payment obligations set forth in Section 5.2 are reasonable in light of the anticipated harm and the difficulty of estimation or calculation of actual damages and each Party hereby waives the right to contest such payments as an unreasonable penalty. The remedy set forth in Section 5.2(a) shall be the sole and exclusive remedy of the Buyer under Section 5.2.

         (b) In the event either Party fails to pay amounts in accordance with the terms of this Agreement when due, the aggrieved Party (a) shall have the right to suspend performance until such amounts plus interest at the Late Payment Rate have been paid, and (b) shall be entitled to interest at the Late Payment Rate from the date due until the date paid.

8.4      OTHER EVENTS.
         ------------

         In the event that Buyer is regulated by a federal, state or local regulatory body, and such body shall disallow recovery of all or any portion of any costs incurred or yet to be incurred by Buyer under any provision of this Agreement, such action shall not operate to excuse Buyer from performance of any obligation nor shall such action give rise to any right of Buyer to any refund or retroactive adjustment of the amounts owed under the Agreement.

9.       BILLING AND PAYMENT

9.1      BILLING AND PAYMENT.
         --------------------

         Seller shall render to Buyer (by regular mail, facsimile or other acceptable means pursuant to Section 15.1) for each Month during the Delivery Term a statement setting forth the Capacity Payment, the payment for Buyer Variable O&M Costs and the payment for Buyer Startup Costs for such Month and any other charges due to Seller, including payments or credits between the Parties pursuant to Sections 4.4 and 5.2 during the preceding Month, and the amounts due to Seller from Buyer therefor. If Seller is missing any relevant information at the time Seller prepares a regular monthly invoice, then Seller may separately invoice Buyer for any affected payment or amount in a supplemental invoice or subsequent regular invoice upon receipt of the relevant information. On or before twenty (20) Days after receipt of Seller's statement, or if such Day is not a Business Day, on the Day provided in Section 1.2(f), Buyer shall render, by wire transfer, the amount set forth on such statement to the payment address provided in Exhibit E hereto. If either Party disputes the accuracy of a statement, the Parties shall use their best efforts to resolve the dispute in accordance with Section 16. Any adjustments which the Parties may subsequently agree to make with respect to any such billing dispute shall be made by a credit or additional charge on the next statement rendered. If the Parties are unable to resolve the dispute in this manner, any amounts remaining in dispute that are disputed in good faith as of the due date for such billing period may be withheld pending final resolution of the dispute in accordance with Section 16, provided that any undisputed amount shall be promptly paid; and provided, further, that amounts paid as a result of the settlement or other resolution of a dispute shall be paid with interest thereon from the original due date until paid at the Late Payment Rate. Overdue payments shall accrue interest from, and including, the due date to, but excluding, the date of payment at the Late Payment Rate.

9.2      AUDIT.
         -----

         Each Party (and its Representatives) has the right, at its sole expense and during normal working hours and upon five (5) business days, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to this Agreement. If requested, a Party shall provide to the other Party statements evidencing the quantities of Energy delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be promptly made and shall bear interest calculated at the Late Payment Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of two (2) years from the rendition thereof.

10.      ASSIGNMENT; BINDING EFFECT

10.1     ASSIGNMENT.
         -----------

         Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and without relieving itself of its obligations hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements; or (ii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case other than clause (i), (x) the assignee shall make representations to the other Party identical to those under
Section 6.1, and (y) the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

10.2     BINDING EFFECT.
         ---------------

         This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No assignment or transfer permitted hereunder shall relieve Seller or Buyer of any of their respective obligations under this Agreement.

11.      FORCE MAJEURE AND LIMITATION OF LIABILITY

11.1     FORCE MAJEURE.
         ---------------

         If either Party is rendered unable by Force Majeure to carry out, in whole or in part, its obligations under this Agreement and such Party gives notice and full details of the event to the other Party as soon as practicable after the occurrence of the event (but in no event later than ten (10) Days following the occurrence), the obligations of the Party affected by the event shall be suspended to the extent so affected. The Party affected by the Force Majeure shall use commercially reasonable efforts to continue to perform its obligations under this Agreement and remedy its inability to perform; provided, however, that this provision shall not require Seller to deliver, or Buyer to receive, Energy at points other than the Delivery Point. The delay in performance during an event of Force Majeure shall be of no greater scope and of no longer duration than is caused by the event of Force Majeure. The Party whose performance is impaired by Force Majeure shall provide regular written progress reports to the other Party during the period that performance is delayed or prevented describing the actions taken and to be taken to remedy the consequences of the event of Force Majeure, the schedule for such actions and the expected date by which performance will no longer be affected by the event of Force Majeure. When performance of the Party claiming the event of Force Majeure is no longer being delayed or prevented, that Party shall provide the other Party with written notice to that effect. If the remedy of such an event shall exceed twenty-one (21) Days from the date of occurrence of such event, then following such twenty-one (21) Day period, Buyer may suspend further payment of the Capacity Payment without recourse or remedy by Seller until such remedy occurs. If the remedy of such event shall exceed sixty (60) days from the date of occurrence of such event, then following such sixty (60) day period, either Party shall, upon ten (10) Days' prior written notice, have the option to terminate this Agreement.

11.2     LIMITATION OF REMEDIES, LIABILITY AND DAMAGES.
         ----------------------------------------------

         THE PARTIES CONFIRM THAT EXCEPT AS OTHERWISE SET FORTH HEREIN SECTION 5.2(a) PROVIDES THE SOLE AND EXCLUSIVE REMEDY AND MEASURE OF DAMAGES UNDER THIS AGREEMENT AND THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION

AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. UNLESS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER INDEMNITY PROVISION OR OTHERWISE. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

11.3     DUTY TO MITIGATE.
         -----------------

         Each Party agrees that it has a duty to mitigate damages and covenants that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

12.      TAXES; STRANDED COSTS

12.1     GENERAL.
         ---------

         Buyer and Seller shall each use reasonable efforts to implement the provisions of and to administer this Agreement in accordance with their intent to minimize Taxes, so long as neither Party is materially adversely affected by such efforts. Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from Taxes, and shall use reasonable efforts to obtain and cooperate with obtaining any exemption from or reduction of Tax. Either Party with knowledge of a Tax on the purchase or sale of energy that may be applicable to the Energy sold hereunder shall notify the other Party, in advance, of the applicability of such Tax and shall also notify the other Party of any proposal to implement a new Tax or apply an existing Tax to the purchase, sale, delivery, or receipt of Energy hereunder.

12.2     APPLICABLE TAXES AND CHANGE IN LAW.
         -----------------------------------

         (a) Seller shall be responsible for all Taxes (including, but not limited to Change-in-Law Taxes) on or with respect to the Energy or Ancillary Services sold and delivered hereunder prior to the Delivery Point. Buyer shall be responsible for all Taxes imposed on the Energy or Ancillary Services from and after the Delivery Point. If Seller is required to collect or pay any Tax levied at and after the Delivery Point on behalf of Buyer as a result of the sales transaction contemplated in this Agreement Buyer shall reimburse that Tax to Seller. Neither Party shall be required to pay, or cause to be paid, any Taxes measured by the income of the other Party. Each Party shall indemnify (to the extent permitted by law), release, defend and hold harmless the other Party from and against any and all liability for (i) Taxes measured by the income of the indemnifying Party and (ii) Taxes imposed or assessed by any taxing authority with respect to the Energy sold, delivered and received hereunder that are the responsibility of the Party pursuant to this Section 12.2. Seller will be responsible for the payment of Taxes imposed on Seller and its property, and the Capacity Payments, energy payments and other amounts payable by Buyer to Seller hereunder will not be subject to adjustment for Taxes imposed on Seller and its property. Buyer will be responsible for the payment of Taxes imposed on Buyer and its property, and no amount payable by Seller to Buyer will be subject to adjustment for Taxes imposed on Buyer and its property.

         (b) If the capital or variable costs of the design, construction, testing, commissioning, operation or maintenance of the Project changes or will change as a result of a Change-in-Law notwithstanding the choice or alternatives Seller makes to comply with the Change-in-Law (which choice will be Seller's in its sole discretion), the Capacity Payment, the energy payments and/or any other amounts payable hereunder will not, under such circumstances be adjusted to reflect the cost of such change. If a Change-in-Law results in Seller having to make material changes to the Project in order to comply with such Change-in-Law, then Seller, as its sole and exclusive remedy for such circumstances, may terminate this Agreement upon thirty (30) Days' notice to Buyer.

12.3     STRANDED COSTS.
         ---------------

         Notwithstanding any other provision in this Agreement to the contrary, in performance of this Agreement neither Party shall be required to bear, directly or indirectly, any Stranded Costs (including, without limitation, any transmission surcharges, Taxes, etc.) incurred by the other Party or any customer or supplier of the other Party or any other Person, or that are assessed or levied by any Person against the other Party.

13. THERMAL ENERGY. Seller has represented to Buyer and hereby does represent to Buyer that Seller is in the process of negotiating a steam supply agreement with a third party. Such negotiations may result in the execution of a steam purchase or other similar agreement whereby the third party achieves ownership and control of the thermal output of the Project. Accordingly, prior to the execution of any steam agreement or other similar agreement committing the thermal output of the Project to any third party, Seller shall periodically advise Buyer on the status of negotiation of such agreement and shall, at the reasonable request of Buyer, provide Buyer with copies of the agreement that is under negotiation with third parties. If Seller enters into a steam sales agreement with a third party purchaser, and the thermal energy produced by the Project is sold to such third party, then the Parties agree that the Net Margin from any thermal energy sold from the Project to such third party during the Contract Term shall be shared equally between the Parties. Buyer in its sole discretion shall decide whether or not to make sales from the Project to third parties and Seller shall not make any such sales to third parties without Buyer's consent. For purposes of this Article 13, the term "Net Margin" shall mean the Monthly gross revenues derived from the sale of the thermal energy less
(a) the Monthly actual costs of the water and natural gas inputs used to produce the thermal energy and (b) any maintenance costs associated with the steam supply system. Amounts owed to Buyer shall be credited monthly by Seller on the statement to be delivered by Seller to Buyer in accordance with Section 9.1.

14.      INSURANCE.

         Seller shall carry and maintain or cause to be carried and maintained during the Contract Term insurance that is usual and customary to insurance carried by similar companies engaged in similar businesses and owning similar properties, including property damage, liability, automobile and statutory workers' compensation. Upon Buyer's request, Seller shall provide to Buyer a certificate showing Seller has obtained such insurance.

15.      MISCELLANEOUS.

15.1     NOTICES.
         --------

         Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing (unless otherwise provided herein) and shall be deemed to have been duly given and received (i) at the time of service if served personally, (ii) one half hour after the time of confirmation of transmission if sent via facsimile transmission and written confirmation is received, (iii) on the day after delivery to a courier for overnight delivery, with delivery fees prepaid, or (iv) on the fifth day after mailing when deposited in the United States Mail (registered or certified receipt requested) postage prepaid by first class mail, in each case to the addresses or facsimile numbers, as applicable, specified in Exhibit E. Notices permitted to be delivered via telephone under this Agreement shall be deemed to be received at the time the phone conversation takes place using the phone numbers specified in Exhibit E. The Party delivering notice via telephone shall provide the other Party with a written statement regarding the subject matter of such telephone notice on the Business Day following the date such telephonic notice was provided.

15.2     ENTIRETY.
         ---------

         This Agreement and the Exhibits hereto constitute the entire agreement between the Parties related to the subject matter hereof and supercedes all prior agreements covering such subject. There are no prior or contemporaneous agreements or representations affecting the same subject matter other than those herein expressed. Except for any matters which, in accordance with the express provisions of this Agreement, may be resolved by verbal agreement between the Parties, no amendment, modification or change herein shall be enforceable unless reduced to writing and executed by both Parties. For the avoidance of doubt, this Agreement does not supercede the Oncor Generation Interconnection Agreement or any agreements for the transmission of energy, all of which remain in full force and effect.

15.3     GOVERNING LAW.
         --------------

         THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

15.4     NON-WAIVER.
         -----------

         No waiver by any Party hereto of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall be construed as a waiver of any other default or defaults whether of a like kind or different nature.

15.5     SEVERABILITY.
         -------------

         Except as otherwise stated herein, any provision or article declared or rendered unlawful by a court of law or regulatory agency or jurisdiction over the Parties, or deemed unlawful because of a statutory change, will not otherwise affect the lawful obligations that arise under this Agreement. In such circumstances, the Parties agree to negotiate in good faith to restore the agreement as near as possible to the original intent and effect.

15.6     HEADINGS; EXHIBITS.
         -------------------

         The headings used for the sections and articles herein are for convenience and reference purposes only and shall in no way affect the meaning or interpretation of the provisions of this Agreement. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

15.7     NO THIRD PARTY BENEFICIARIES.
         -----------------------------

         Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

15.8     COUNTERPARTS.
         -------------

         This Agreement may be executed in several counterparts, each of which is an original and all of which constitute one and the same instrument.

15.9     FURTHER ASSURANCES.
         -------------------

         The Parties shall execute such additional documents, and shall cause such additional action to be taken as may be required or, in the reasonable judgment of any Party, may be necessary or desirable, to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

15.10    RENEWAL.
         --------

         The Parties may renew this Agreement for successive one-year periods commencing January 1, 2006. A Party desiring to renew this Agreement shall give written notice thereof to the other Party not later than June 30 of the year preceding the then applicable Termination Date. Both Parties must agree to renew this Agreement and any such agreement between the Parties shall be in writing.

16.      DISPUTE RESOLUTION.

         (a) Each of Seller and Buyer will designate in writing to the other Party a representative who will be authorized to resolve any dispute arising under this Agreement in an equitable manner and, unless otherwise expressly provided herein, to exercise the authority of such Party to make decisions by mutual agreement. If such designated representatives are unable to resolve a dispute under this Agreement, such dispute will be referred by each Party's representatives, respectively, to a senior officer designated by Seller and a senior officer designated by Buyer for resolution upon five (5) Days' written notice from either Party. The Parties hereto agree (i) to attempt to resolve all disputes arising hereunder promptly, equitably and in a good faith manner and (ii) to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to any such dispute.

         (b) All disputes arising under, out of, or in relation to any provision of this Agreement that are not resolved by the Parties' representatives as described above, within thirty (30) Days after either Party's receipt of notice referring the dispute to the senior officers of Seller and Buyer (and in any event within the time which legal or equitable proceedings based on such claim, dispute, or controversy would not be barred by the applicable statute of limitations) will be submitted upon written request of either Party to binding arbitration. Each Party will have the right to designate an independent arbitrator of its choice, who need not be from the American Arbitration Association ("AAA") panel of arbitrators but who (a) will be experienced in the independent power electric generation field and (b) will not be and will not have been previously an employee or agent of or consultant or counsel to either Party and will not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such designation will be made by notice to the other Party and to the AAA within ten (10) Days or, in the case of payment disputes, five (5) Days after the date of the giving of notice of the demand for arbitration. The arbitrators designated by the Parties will designate a third independent arbitrator, who will be a retired federal or state judge or practicing trial attorney (and who will act as chairman), within ten (10) Days or, in the case of payment disputes, five (5) Days after the date of the designation of the last of the arbitrators to be designated by the Parties, and the arbitration will be decided by the three (3) arbitrators. If the two (2) arbitrators cannot or do not select a third independent arbitrator within such period, either Party may apply to the AAA for the purpose of appointing any person listed with the AAA as the third independent arbitrator under the expedited rules of the AAA. Such arbitration will be held in alternating locations of the home offices of the Parties, commencing with Buyer's home office, or in any other mutually agreed upon location. The rules of the AAA will apply to the extent not inconsistent with the rules herein specified. Each Party will bear its own expenses (including attorneys' fees) with respect to the arbitration, unless the arbitrator decides on a different allocation of expenses. The arbitrators will designate the Party to bear the expenses of the arbitrators or the respective amounts of such expense to be borne by each Party. The decision of the arbitrators shall be confined to the selection of either the position offered by Buyer or the position offered by Seller and the arbitrators shall not be permitted to independently develop or fashion a remedy separate and apart by one of the remedies proposed by the Parties.

         (c) Each Party understands that this Agreement contains an agreement to arbitrate with respect to specified disputes. After signing this Agreement, each Party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision. Any award of the arbitration panel may be enforced by the Party in whose favor such award is made in any court of competent jurisdiction.

17. FORWARD CONTRACT. The Parties acknowledge and agree that this contract constitutes a "forward contract" within the meaning of the United States Bankruptcy Code.

         IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be duly executed on its behalf as of the date first above written.


                                 POWER RESOURCES, LTD.,
                                 a Texas limited partnership

                                 By its General Partner


                                 CE TEXAS RESOURCES, LLC

                                 By:   /s/ Stefan A. Bird
                                       ------------------
                                 Name:     Stefan A. Bird
                                 Title:    President


                                 ONEOK  ENERGY  MARKETING  AND
                                 TRADING COMPANY, L.P., a Texas limited partnership

                                 By its General Partner

                                 ONEOK ENERGY MARKETING AND
                                 TRADING COMPANY, II

                                 By:   /s/  Chris Skoog
                                       --------------------------------
                                 Name:      Chris Skoog
                                 Title:     President




                      [SIGNATURE PAGE TO TOLLING AGREEMENT]

                                    EXHIBIT A

                               PROJECT DESCRIPTION

         The Project is located in Howard County, at 500 East Refinery Road, Big Spring, Texas 79720. The Project is a gas-fired, combined cycle plant containing two combustion turbines; two heat recovery steam generators, and a steam turbine-generator. The Project design includes the following major components:

     A. Combustion Turbines - Two GE Frame 7EA combustion turbines with natural gas firing, and inlet air cooling.

     B. Heat Recovery Steam Generators (HRSG's) - Two Deltak HRSG's with Supplemental duct firing. Each HRSG is designed to supply high-pressure steam to the steam turbine at 1200 psig / 940(Degree) F. The Project design includes Steam Injection to limit NOX emissions from the project.

     C. Steam Turbine - The Hitachi steam turbine is a condensing turbine of approximately 75 MW (gross) with its own lube and control oil systems. The Project design provides that the steam turbine receives its steam from the HRSGs.

     D. Generator - Gas turbine generator design, totally enclosed hydrogen cooled, 3600 rpm, 90,875 KVA rating, three phase, 60 Hz design. Steam turbine generator design, totally enclosed water to air cooled, 3600 rpm, 89,000 KVA rating, three phase, 60 Hz design.

     E. Auxiliaries - Auxiliary equipment and facilities to support the operation of the Project including a cooling tower, water treatment equipment and discharge line, fire protection, back-up power equipment, control and communications systems and HVAC systems.

     F. Transmission Interconnection - The Project is interconnected at 345 kV to the Oncor transmission system at the site of the Project.

     G. Gas Interconnection - The Project connects to the Oneok Westex Gas distribution system.

     H. Site - The Project design leaves room at the site for the installation of additional units and related facilities. For purposes of this Agreement, any such additional units and related facilities are not part of the Project.

     I. Capacity - The Project is designed to have a Project Capacity of at least 212,000 kW.

                                    EXHIBIT B

                               FUEL SPECIFICATIONS

         Natural gas meeting the natural gas quality requirements in effect from time to time to transport such natural gas under the tariff of Oneok Westex Gas Transmission Company.

         Jet A meeting the quality requirements of the turbine manufacturer.

                                    EXHIBIT C

                               PROJECT CONSTRAINTS

         The Project Constraints are the actual operational constraints of the Project while being operated in accordance with Prudent Industry Practice and Applicable Requirements including, without limitation, minimum load levels, maximum capacity, maximum ramp rates (up or down), minimum time required for start-up and the constraints on the ability to obtain and to change fuel supply and transportation as set forth in the fuel supply and transportation agreements for the Project.

         Set forth below is a description of the Project Constraints based upon the operating characteristics of the Project. Seller shall use reasonable efforts to cause the actual Project Constraints to be no more restrictive than those set forth on this Exhibit C.

     1. MINIMUM LOAD REQUIREMENTS. As used herein, the "Minimum Load Requirement" for any gas turbine unit is the greater of the minimum level necessary to operate in compliance with the Project's air permit and the minimum load requirement imposed by the reasonable capabilities of the Project equipment or other Project Constraints which is 45 megawatts capacity on each gas turbine unit.

     2. RAMP RATES. The estimated maximum ramp rate of each gas turbine unit is 8-10 MW per minute, assuming a warm (less than 8 hour shutdown) steam turbine/HRSG. Ramp rates without the steam turbine warm may also be limited by the Start-up constraints described in Section 3 below.

     3. START-UP TIMES. The estimated time periods from commencement of Startup to the maximum output level achievable within 30 minutes of a dispatch notice and full load operation of the Project are related to the off line periods, as follows:


                          Prior off line
                          period:           Less Than 8 Hours   8 to 48 Hours   Greater than 48 Hours
                                            -----------------   -------------   ---------------------
Time to 80 MW                               30 Minutes          30 Minutes      30 Minutes

Time to Project Capacity                    2 Hours             4 Hours         6 Hours

     4. EMISSIONS CONSTRAINTS AND LIMITATIONS. Buyer may schedule energy from the Project only in a manner that will allow Seller to comply with all state and federal environmental laws and regulations in effect from time to time. It is currently estimated that compliance with Section 1 above will be sufficient to satisfy the requirements of Section 4. Seller will provide Buyer with copies of all federal and state environmental permits relating to the Project upon the reasonable request of Buyer. Environmental permit limits for liquid fuel (Jet A) firing are 1,440 hours per turbine per year.

     5. FUEL SUPPLY AND TRANSPORTATION CONSTRAINTS. The transportation of the necessary Buyer's Fuel Supply Requirement from the Fuel Delivery Point(s) to the Project is permitted in accordance with the terms of the tariff of Oneok Westex Gas Transmission Company.

     6. REACTIVE POWER SUPPORT. Reactive Power will not be supplied outside of the protective limits of each Project generators.

     7. MAXIMUM QUANTITY. Where the Project Capacity is greater than the Contract Capacity, Buyer may dispatch the Project up to such Project Capacity for periods of time only as are reasonably acceptable to Seller. The foregoing shall not affect Buyer's ability to dispatch the Project at the Contract Capacity.

     8. PERIODIC JET A (LIQUID FUEL) PURGING. Buyer will be responsible for the fuel required to periodically test and purge the liquid fuel system, to maintain operability. Testing is expected to be 5 to 10 minutes per turbine on a bi-weekly basis.

     9. START UP FUEL. The only Fuel for start up of the gas turbines shall be natural gas.

                                    EXHIBIT D

                                 PLANNED OUTAGES

          No later than December 15 of each Calendar Year, and commencing with December 15, 2003, Seller shall deliver to Buyer a written schedule for Planned Outages during the next succeeding Calendar Year. In preparing this schedule:

                  (i) Seller shall use reasonable efforts to establish a schedule that is in accordance with Prudent Industry Practice; and

                  (ii) Seller shall consult with Buyer regarding Seller's proposed schedule and shall use reasonable efforts to accommodate
         Buyer's requests to adjust schedule in accordance with Buyer's suggestions; provided that Seller shall not be required to so adjust the schedule if Seller reasonably determines that such adjustment would have an adverse effect on the Project, Seller or the Project operator or be inconsistent with Prudent Industry Practice.

          Following the delivery of the schedule for a Calendar Year, as described above, if Seller determines that it is necessary to modify the schedule, Seller shall promptly notify Buyer in writing. If Buyer requests adjustments to such modified schedule, Seller shall use reasonable efforts to accommodate Buyer's requests to adjust the schedule for Planned Outages in accordance with Buyer's suggestions, provided that Seller shall not be required to so adjust the schedule if Seller reasonably determines that such adjustment would have an adverse effect on the Project, Seller or Project operator or be inconsistent with Prudent Industry Practice. Notwithstanding anything to the contrary, no Planned Outages shall be scheduled or performed during the period of June 1 through September 30 of each Calendar Year without the prior consent of Buyer, which Buyer may withhold in Buyer's sole discretion.

          The Parties recognize that the expected duration of a Planned Outage may be subject to change based upon circumstances that occur or are discovered during the course of the Planned Outage. Seller shall keep Buyer periodically informed as to the status and expected duration of any Planned Outage

          Seller shall provide such information as Buyer may reasonably request from time to time as to the then current schedule and expected duration of Planned Outages.

          The hours attributable to Planned Outages for a Combustion Inspection, Hot Gas Path Inspections, Steam Turbine/ Generator Maintenance and Major Maintenance Overhauls will be excluded from availability calculations. As used above, the terms "Combustion Inspection", "Hot Gas Path Inspection", "Steam Turbine/ Generator Maintenance" and "Major Maintenance Overhaul" refer to the Planned Outages of those types specified by the manufacturer of the combustion turbine/generators and steam turbine/generators for the Project. Seller shall not be permitted to declare a Planned Outage and operate the Project during the period in which Seller claimed a Planned Outage without the consent of Buyer except in connection with testing of the Project in accordance with Prudent Industry Practices.

                                    EXHIBIT E

                                    ADDRESSES

If to Seller:

Power Resources Ltd.
302 South 36th Street, Suite 400
Omaha, NE  68131-3845
Attention:  General Counsel
Telephone:  402.341.4500
Facsimile:  402.231.1658

Operational Notices:

Power Resources, Ltd.
500 E. Refinery Road
P. O. Box 2700 Big Spring,  Texas  79721
Attn:  General  Manager
Phone:  (432)263-8468
Fax: (432) 267-9772

Billing Information:

Power Resources, Ltd.
P. O. Box 2700
Big Spring, Texas 79721
Fax: (432) 267-9772

Payment Information:

Name on account:  Power Resources, Ltd.
Name of bank:     US Bank
Address of bank:  1700 Farnam Street, Omaha, NE  68102
Account number:   1 508 9032 8571
ABA number:       104000029

If to Buyer:

ONEOK Energy Marketing and Trading Company, L.P.

Mailing Address:                        Street Address:
---------------                         --------------
P.O. Box 2405                           100 West Fifth Street, 16th Floor
Tulsa, OK 74102-2405                    Tulsa, OK 74103

CONTACT INFORMATION:                PAYMENT INFORMATION:
-------------------                 --------------------

Notices and Confirmations:               Wire Transfer or ACH Nos.:
-------------------------
Attn.:   Bill DeWare, Vice President     Bank of America
Phone:   (918) 591-5149                  Tulsa, OK
Fax:     (918) 591-5130                  ABA # 103000017
                                         Acct. # 032026103162

Payables and Receivables:
-------------------------
Attn.:   Accounting Department                By Mail:
Phone:   (918) 591-5151                       P.O. Box 502607
Fax:     (918) 584-7551                       St. Louis, MO  63150-2607

                                    EXHIBIT F

                        ANTICIPATED CONVERSION HEAT RATE

         The following tables illustrate the Anticipated Conversion Heat Rates for natural gas at the corresponding scheduling levels as shown below and at the ambient conditions indicated. The temperature correction for the heat rate test will be performed by interpolation between two representative points given below. The representative points will be those points which are closest to the temperature measured on the calibrated plant dry bulb instrument.

                       80MW LOAD
                                           ANTICIPATED
                                            HEAT RATE
                           DRY BULB         W/ STEAM
                             TEMP          CONVERSION
        MONTH             (DEGREES F)       (BTU/KWH)
        -----             -----------      -----------
  1     January              43.7             9,366

  2     February             45.9             9,404

  3     March                59.0             9,473

  4     April                68.0             9,336

  5     May                  76.1             9,402

  6     June                 79.4             9,407

  7     July                  NA               NA

  8     August                NA               NA

  9     September            75.7             9,382

  10    October              63.5             9,339

  11    November             49.0             9,453

  12    December             42.8             9,367

        AVERAGE                               9,393
                                              -----
* The Anticipated Conversion Heat Rate for 80MW load is 9,407 Btu/kWh up to a temperature of 90 degrees F.

                       120MW LOAD
                                           ANTICIPATED
                                            HEAT RATE
                           DRY BULB         W/ STEAM
                             TEMP          CONVERSION
        MONTH             (DEGREES F)       (BTU/KWH)
        -----             -----------      -----------
  1     January              44.2             9,659

  2     February              NA               NA

  3     March                51.0             9,595

  4     April                66.8             9,457

  5     May                  72.8             9,445

  6     June                 82.0             9,394

  7     July                 80.8             9,444

  8     August               84.7             9,361

  9     September            75.5             9,457

  10    October              63.0             9,561

  11    November             49.7             9,645

  12    December             44.4             9,740

        AVERAGE                               9,523
        -------                               -----

* The Anticipated Conversion Heat Rate for 120MW load is 9,361 Btu/kWh up to a temperature of 85 degrees F.

                       200MW LOAD
                                           ANTICIPATED
                                            HEAT RATE
                           DRY BULB         W/ STEAM
                             TEMP          CONVERSION
        MONTH             (DEGREES F)       (BTU/KWH)
        -----             -----------      ----------
  1     January              44.0             8,675

  2     February             47.2             8,642

  3     March                55.0             8,605

  4     April                67.8             8,558

  5     May                  75.9             8,561

  6     June                 80.6             8,532

  7     July                 83.1             8,515

  8     August               86.3             8,532

  9     September            75.6             8,546

  10    October              61.7             8,606

  11    November             49.5             8,681

  12    December             43.7             8,683

        AVERAGE                               8,595
        -------                               -----

* The Anticipated Conversion Heat Rate for 200MW load is 8,515 Btu/kWh up to a temperature of 95 degrees F.

                                    EXHIBIT G

                            INTERCONNECTION AGREEMENT

                                   (ATTACHED)